Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2018 RESULTS

NEW YORK, March 20, 2019— J.Crew Group, Inc. (the “Company”) today announced financial results for the three months and fiscal year ended February 2, 2019. The results of the three months and fiscal year ended February 3, 2018 contain an additional week, and reflect 14 and 53 week periods, respectively. Net sales generated in the 53rd week of fiscal 2017 are not included in comparable sales.

Fourth Quarter highlights:

•	Total revenues increased 3% to $733.8 million. Comparable company sales increased 9% following a decrease of 3% in the fourth quarter last year.
•	J.Crew sales decreased 4% to $527.9 million. J.Crew comparable sales increased 6% following a decrease of 7% in the fourth quarter last year.
•	Madewell sales increased 16% to $157.9 million. Madewell comparable sales increased 22% following an increase of 19% in the fourth quarter last year.
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Gross margin decreased to 22.4% from 36.7% in the fourth quarter last year. During the fourth quarter of fiscal 2018, the Company recorded a charge of $39.3 million for expected losses on the disposition of excess merchandise inventories.

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Selling, general and administrative expenses were $227.7 million, or 31.0% of revenues, compared to $252.1 million, or 35.4% of revenues in the fourth quarter last year. This year includes transformation, transaction and severance costs of $10.8 million and a benefit of $6.6 million related to the lease termination payment in connection with our corporate headquarters relocation. Last year includes transformation, transaction and severance costs of $21.3 million. Excluding these items, selling, general and administrative expenses were $223.5 million, or 30.5% of revenues, compared to $230.8 million, or 32.4% of revenues, in the fourth quarter last year.

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Operating loss was $64.2 million compared with an operating income of $4.9 million in the fourth quarter last year. The fourth quarter this year reflects the impact of excess inventory write-downs. The fourth quarter last year reflects the impact of transformation costs.

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Net loss was $74.4 million compared with net income of $34.7 million in the fourth quarter last year. The fourth quarter this year reflects the impact of excess inventory write-downs. The fourth quarter last year reflects the impact of transformation costs.

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Adjusted EBITDA loss was $31.9 million compared with Adjusted EBITDA of $63.4 million in the fourth quarter last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Michael J. Nicholson, President and Chief Operating Officer and member of the Office of the CEO, commented, “The J.Crew brand delivered disappointing results in 2018 as many new strategies we deployed were ultimately not successful and negatively impacted our financial performance, while Madewell generated another year of record results, accelerating its path to becoming a $1 billion global brand.

Despite continued strong performance at Madewell, we believe our 2018 results do not reflect the opportunity inherent in the collective strength of our iconic brands.

Accordingly, we have taken immediate and decisive action to refocus our strategy and improve performance in 2019 with the goal of returning J.Crew to profitability and sustaining momentum at Madewell. Finally, we remain highly focused on managing inventory with increased discipline while aggressively optimizing expenses.”

Fiscal 2018 highlights:

•	Total revenues increased 5% to $2,484.0 million. Comparable company sales increased 6% following a decrease of 6% last year.
•	J.Crew sales decreased 4% to $1,779.5 million. J.Crew comparable sales increased 2% following a decrease of 10% last year.
•	Madewell sales increased 26% to $529.2 million. Madewell comparable sales increased 25% following an increase of 14% last year.
•	Gross margin decreased to 33.6% from 37.8% last year.
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Selling, general and administrative expenses were $824.0 million, or 33.2% of revenues, compared to $872.7 million, or 36.8% of revenues, last year. This year includes transformation, transaction and severance costs of $18.6 million and a benefit of $20.7 million benefit related to the lease termination payment. Last year includes transformation, transaction and severance costs of $81.1 million. Excluding these items, selling, general and administrative expenses were $826.1 million, or 33.3% of revenues, compared to $791.6 million, or 33.4% of revenues, last year.

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Operating income was $0.9 million compared with an operating loss of $116.2 million last year. Operating income this year reflects the impact of excess inventory write-downs and the benefit related to the lease termination payment. Operating loss last year reflects the impact of non-cash impairment charges.

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Net loss was $120.1 million compared to $123.2 million last year. This year reflects the impact of excess inventory write-downs and the benefit related to the lease termination payment. Last year reflects the impact of non-cash impairment charges.

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Adjusted EBITDA was $112.8 million compared to $225.9 million last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $25.7 million compared to $107.1 million at the end of the fourth quarter last year.
•	Inventories increased 33% to $390.5 million from $292.5 million at the end of the fourth quarter last year.
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Total debt, net of discount and deferred financing costs, was $1,705.4 million compared to $1,713.5 million at the end of the fourth quarter last year. Additionally, there were $70.8 million of outstanding borrowings under the ABL Facility, with excess availability of $233.7 million, at the end of the fourth quarter this year. As of the date of this release, there were outstanding borrowings of approximately $214 million under the ABL Facility, with excess availability of approximately $97 million.

Revenue Recognition

At the beginning of fiscal 2018, the Company adopted a pronouncement that clarified the principles of revenue recognition and standardized a comprehensive model for recognizing revenue arising from contracts with customers. The adoption was applied retrospectively to each prior period presented, with the cumulative effect of all fiscal years prior to those periods presented recorded to retained earnings. Prior periods in this release are presented on an “as adjusted” basis. For more information on the adoption of the pronouncement, see the Company’s Form 10-K for the year period ended February 2, 2019.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least 12 months, (ii) e-commerce net sales, and (iii) shipping and handling fees. Due to the 53rd week in fiscal 2017, when calculating comparable company sales for fiscal 2018, the Company realigned the weeks of last year to be consistent with the current year retail calendar.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses Adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 20, 2019, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until March 27, 2019 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13688194.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 20, 2019, the Company operates 202 J.Crew retail stores, 131 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 174 factory stores (including 42 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, compromises to its data security, its ability to maintain the value of its brands and protect its trademarks, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing, customer call, order fulfillment or distribution operations, increases in the demand for or prices of raw materials used to manufacture its products, trade restrictions or disruptions and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017(a)	Fiscal 2018	Fiscal 2017(a)
Net sales:		(As adjusted)		(As adjusted)
J.Crew	$527,936	$547,749	$1,779,547	$1,848,034
Madewell	157,927	136,259	529,148	419,776
Other	47,908	28,730	175,299	105,885
Total revenues	733,771	712,738	2,483,994	2,373,695
Cost of goods sold, including buying and occupancy costs	569,354	451,386	1,648,330	1,476,064
Gross profit	164,417	261,352	835,664	897,631
As a percent of revenues	22.4%	36.7%	33.6%	37.8%
Selling, general and administrative expenses	227,708	252,135	824,031	872,681
As a percent of revenues	31.0%	35.4%	33.2%	36.8%
Impairment losses	952	4,332	10,765	141,187
Operating income (loss)	(64,243)	4,885	868	(116,237)
As a percent of revenues	(8.8)%	0.7%	—%	(4.9)%
Interest expense, net	34,973	34,321	137,497	110,513
Loss before income taxes	(99,216)	(29,436)	(136,629)	(226,750)
Benefit for income taxes	(24,852)	(64,103)	(16,550)	(103,551)
Net income (loss)	$(74,364)	$34,667	$(120,079)	$(123,199)

(a)	Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See “Revenue Recognition” for further detail.

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	February 2, 2019	February 3, 2018(a)
Assets		(As adjusted)
Current assets:
Cash and cash equivalents	$25,738	$107,066
Restricted cash	13,747	—
Accounts receivable, net	40,342	23,191
Inventories	390,470	292,489
Prepaid expenses and other current assets	84,942	69,157
Refundable income taxes	7,331	1,622
Total current assets	562,570	493,525
Property and equipment, net	243,620	289,441
Intangible assets, net	301,397	308,702
Goodwill	107,900	107,900
Other assets	6,164	6,374
Total assets	$1,221,651	$1,205,942

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$259,705	$232,480
Other current liabilities	244,864	177,206
Borrowings under the ABL Facility	70,800	—
Due to Parent	37,462	38,210
Interest payable	23,866	21,914
Current portion of long-term debt	32,070	15,670
Total current liabilities	668,767	485,480
Long-term debt, net	1,673,282	1,697,812
Lease-related deferred credits, net	106,037	117,688
Deferred income taxes, net	16,872	27,752
Other liabilities	28,936	30,168
Stockholders’ deficit	(1,272,243)	(1,152,958)
Total liabilities and stockholders’ deficit	$1,221,651	$1,205,942

(a)	Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See “Revenue Recognition” for further detail.

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash, cash equivalents and restricted cash as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017(a)	Fiscal 2018	Fiscal 2017(a)
		(As adjusted)		(As adjusted)
Net income (loss)	$(74.4)	$34.7	$(120.1)	$(123.2)
Benefit for income taxes	(24.9)	(64.1)	(16.6)	(103.6)
Interest expense	35.0	34.3	137.5	110.5
Depreciation and amortization (including intangible assets)	22.5	29.4	95.3	110.9
EBITDA (loss)	(41.8)	34.3	96.1	(5.4)
Impairment losses	1.0	4.3	10.8	141.2
Charges related to workforce reductions	8.1	1.3	10.8	11.9
Monitoring fees	2.4	2.6	10.0	9.7
Transformation costs	1.6	18.7	7.1	50.7
Discontinued brands	3.7	—	3.7	—
Transaction costs	1.1	1.3	0.7	18.5
Share-based compensation	0.1	1.8	0.2	2.3
Amortization of lease commitments	(1.5)	(0.9)	(5.9)	(3.0)
Lease termination payment	(6.6)	—	(20.7)	—
Adjusted EBITDA (loss)	(31.9)	63.4	112.8	225.9
Taxes paid	(0.1)	(0.3)	(1.1)	(1.6)
Interest paid	(21.0)	(20.6)	(128.0)	(89.1)
Changes in working capital	159.4	33.3	(53.0)	(72.3)
Cash flows from operating activities	106.4	75.8	(69.3)	62.9
Cash flows from investing activities	(17.2)	(11.0)	(52.7)	(37.1)
Cash flows from financing activities	(81.6)	(7.8)	55.1	(52.3)
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	—	0.9	(0.7)	1.4
Increase (decrease) in cash, cash equivalents and restricted cash	7.6	57.9	(67.6)	(25.1)
Cash, cash equivalents and restricted cash, beginning	31.9	49.2	107.1	132.2
Cash, cash equivalents and restricted cash, ending	$39.5	$107.1	$39.5	$107.1

(a)	Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See “Revenue Recognition” for further detail.

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.